EXHIBIT 10.2

ADDITIONAL CONSIDERATION AGREEMENT

THIS ADDITIONAL CONSIDERATION AGREEMENT (this “Agreement”) dated October 29, 2004, is between Boise Cascade Corporation, a Delaware corporation (“Parent”) and Boise Cascade, L.L.C., a Delaware limited liability company (“BC LLC”).

WHEREAS, Parent and BC LLC, along with certain of their respective subsidiaries and affiliated companies, are parties to an Asset Purchase Agreement dated July 26, 2004, as the same has been and may be amended from time to time (“the AP Agreement”).  Pursuant to the AP Agreement, BC LLC will acquire certain of Parent’s assets, including Parent’s Timberlands and Non-Timber Assets (as those terms are defined in the AP Agreement);

WHEREAS, execution and delivery of this Agreement is a material inducement to BC LLC and Parent having entered into the AP Agreement on the terms and conditions specified therein and is a condition to closing of the transactions contemplated by the AP Agreement; and

WHEREAS, pursuant to the AP Agreement, Parent and BC LLC have agreed to enter into an agreement reflecting additional mutual consideration for the Non-Timber Assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1                                                Definitions

Each capitalized term used in this Agreement shall have the meaning assigned to it in the AP Agreement, unless this Agreement defines such term otherwise.

Article 2                                              Term

This Agreement shall terminate upon the earliest occurrence of one of the following events:

2.1                                 The six year anniversary of the Closing;

2.2                                 50% or more of the outstanding common equity (as measured immediately after Closing) of BC LLC is sold in an underwritten public offering of BC LLC;

2.3                                 BC LLC sells or transfers more than 50% of its common equity (as measured immediately after Closing) in Boise White Paper, L.L.C. (the Person that is acquiring the cutsize white paper manufacturing business included in the Non-Timber Assets); or

2.4                                 Termination in accordance with Article 5 of this Agreement.

Termination of this Agreement will not affect any rights, remedies, or obligations either party may have accrued in respect of any period ending on or prior to the date of termination, including the obligation to make or right to receive payment under this Agreement.  Without limiting the generality of the foregoing, no termination pursuant to Section 2.1 hereof shall relieve any party of its obligations to make payments in respect of the sixth twelve-month period following the Closing.

Article 3                                              Calculation of Annual Paper Price

Within 45 days after each anniversary of the Closing during the term of this Agreement, the parties shall calculate the average price per ton of 20 lb., 84-brightness cutsize paper for the twelve months preceding such anniversary date (the “Annual Paper Price”).  The parties shall calculate the Annual Paper Price by averaging the monthly “Paper Trader Price” appearing in each of the twelve editions of RISI’s Paper Trader publication that immediately precede such anniversary of the Closing (rounded to the nearest dollar per ton).  For purposes of this Agreement, the “Paper Trader Price” shall mean the price identified in RISI’s Paper Trader publication for “Std. No. 4, 83-85 BRT XEROG” (rounded to the nearest dollar per ton).  If RISI discontinues publishing a price for “Std. No. 4, 83-85 BRT XEROG” the parties shall identify another publication with the highest comparability between its reported prices and RISI’s Paper Trader prices for 8½ by 11-inch white, cutsize paper.  If RISI or any substitute publication identifies a range of prices for “Std. No. 4, 83-85 BRT XEROG,” then the parties agree to use the average of the high and low prices identified as the monthly price.

Article 4                                              Additional Consideration

4.1                                 Additional Consideration by BC LLC.  On or before the 60th day following each anniversary of Closing during the term of this Agreement, BC LLC shall pay Parent, by cash or wire transfer, $710,000 for each dollar by which the Annual Paper Price exceeds $920 per ton.  BC LLC shall owe no consideration pursuant to this Section 4.1 in respect of any particular year if the Annual Paper Price is less than or equal to $920 per ton.

4.2                                 Additional Consideration by Parent.  On or before the 60th day following each anniversary of Closing during the term of this Agreement, Parent shall pay BC LLC, by cash or wire transfer, an amount equal to $710,000 for each dollar by which the Annual Paper Price is below $800 per ton.  Parent shall owe no additional consideration pursuant to this Section 4.1 in respect of any particular year if the Annual Paper Price is equal to or greater than $800 per ton.

4.3                                 Maximum Annual Consideration.  Notwithstanding the provisions of Sections 4.1 and 4.2, neither party shall be required to pay more than the Maximum Annual Consideration in respect of any particular year during the term of this

Agreement.  For purposes of this Agreement, “Maximum Annual Consideration” shall be $45 million.

4.4                                 Maximum Aggregate Consideration.  Notwithstanding the above, neither party shall be required to pay more than the Maximum Aggregate Consideration pursuant to this Agreement; provided that for all purposes of determining whether a party has reached its Maximum Aggregate Consideration, the aggregate payments made by such party to the other party pursuant to this Agreement shall be deemed to be reduced by the aggregate payments made to such party from the other party pursuant to this Agreement.  Each party’s “Maximum Aggregate Consideration” shall mean, (i) if the determination is made in respect of the first four years following the Closing, $125 million, (ii) if the determination is made in respect of the fifth year following Closing, $115 million, and (iii) if the determination is made in respect of the sixth year following the Closing, $105 million.  Once a party has paid the Maximum Aggregate Consideration, it shall not be entitled to “clawback” consideration in years five or six, even though the Maximum Aggregate Consideration designated for the then-current year is less than the amount previously paid.

Article 5                                                Miscellaneous Provisions

5.1                                 Arbitration.  The parties shall resolve any dispute arising under or in respect of this Agreement by binding arbitration utilizing a single arbitrator selected by the parties, or failing agreement on such arbitrator, appointed on the application of either party, by the chief judge of the U.S. District Court for the District of Idaho.  The parties shall conduct such arbitration in accordance with the rules of the American Arbitration Association.  The cost of the arbitrator shall be borne equally by the parties.  The outcome of the arbitration shall be final and binding by the parties and fully enforceable in any court with jurisdiction over the parties.

5.2                                 Events of Default.  If either party fails to pay any amount owed by it hereunder when due, such sum shall earn interest from the date on which it is due at 10% per annum.  Such interest shall be payable on demand.  If either party fails to pay any amount owed under this Agreement (including interest accruing under the preceding sentence) within 30 days after receipt of a written demand for such payment, the other party shall have the right to terminate this Agreement or suspend its performance until such delinquent sum is paid in full.  This right is in addition to any other right provided under applicable law or this Agreement for such breach.

5.3                                 Notices.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon transmittal by fax or other electronic means, provided that such notice, demand or other communication is also deposited within 24 hours thereafter with a reputable overnight courier service (charges prepaid) for delivery to the same Person, or (iv) five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Unless another address is specified in writing, notices, demands and other communications to any party shall be sent to the addresses and/or numbers indicated below:

To BC LLC:	Boise Cascade, L.L.C.
c/o Madison Dearborn Partners, LLC
Three First National Plaza
Suite 3800
Chicago, IL 60602
Telephone: (312) 895-1000
Fax: (312) 895-1056
Attn: Samuel M. Mencoff
Thomas S. Souleles

With a copy to:	Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Telephone: (312) 861-2000
Fax: (312) 861-2200
Attn: William S. Kirsch, PC
Jeffrey W. Richards
Richard J. Campbell

To Parent:	Boise Cascade Corporation
1111 West Jefferson Street
Boise, Idaho 83728
Telephone: (208) 384-7557
Fax: (208) 384-4912
Attn: Chairman and Chief Executive Officer

With a copy to:	Boise Cascade Corporation
1111 West Jefferson Street
Boise, Idaho 83728
Telephone: (208) 384-7704
Fax: (208) 384-4912
Attn: General Counsel

5.4                                 Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and BC LLC, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  These rights and remedies shall be cumulative and not exclusive of any rights or remedies provided by law.

5.5                                 Assignment.  This Agreement shall be binding upon the parties and their successors and assigns.  BC LLC may not assign its rights or obligations under this Agreement without Parent’s prior written consent.  Parent may assign its rights, but not its obligations, under this Agreement without consent; however, Parent may not assign any of its rights under this Agreement to a competitor of BC LLC.

5.6                               Public Disclosure.  Except as may be required to comply with the requirement of any applicable laws and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, neither party shall disclose the terms of this Agreement or payments made hereunder; provided that Holdings shall be entitled to disclose the terms of this Agreement to any of its financing sources as long as such financing sources agree with Holdings to keep the terms hereof confidential.

5.7                                 Severability and Renegotiation.  If any part of this Agreement is found to be illegal, void, or unenforceable, such illegality, invalidity, or unenforceability shall not extend beyond the part affected, and unaffected parts of this Agreement will continue in full force and will be binding on the parties.  Should any term or provision of this Agreement be found invalid by any court or regulatory body having proper jurisdiction, the parties shall immediately use their best efforts to renegotiate such term or provision of the Agreement to eliminate such invalidity.

5.8                                 Nonwaiver.  Any waiver, at any time, by any part of its rights, remedies, duties, and/or obligations with respect to any matters arising in connection with this Agreement, shall not be deemed a waiver of any other right, remedy, duty, and/or obligation with respect to such matter or with respect to any subsequent matter.

5.9                                 Right to Setoff.  All debts and obligations of Parent and BC LLC to each other are mutual and subject to setoff.  For purposes of this paragraph, “Parent” and “BC LLC” shall be deemed to include each party’s respective subsidiaries and affiliates which directly or indirectly control or are controlled by that party.

5.10                           Choice of Law and Jurisdiction.  This Agreement shall be governed, interpreted, and enforced under the laws of the state of Delaware, without regard to its choice of law rules.  The courts of the state of Idaho and federal courts sitting therein shall have exclusive jurisdiction to hear and settle litigation in respect of this Agreement.  In any suit between the parties or their Affiliates, each party consents to receive service of process in any jurisdiction in which it is doing business, including without limitation, the state of its incorporation, provided that such service of process is issued by a federal or state court of general jurisdiction sitting in Idaho.  The preceding two sentences shall not apply in respect of any cross claim brought in any litigation initiated by a person other than a party or one of its Affiliates in a jurisdiction other than Idaho.

5.11                           Captions.  All indices, titles, subject headings, and similar items in this Agreement are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive, or to affect the meaning of the content or scope of this Agreement.

5.12                           Counterparts.  This Agreement may be executed in two or more duplicate counterparts (including by facsimile or electronic transmission) and upon such execution shall be considered a single document as though each party had executed the same counterpart.

5.13                           Entire Agreement.  The terms and provisions in this Agreement constitute the entire agreement between the parties and supersede all agreements, either verbal or written, between the parties with respect to the subject matter of this Agreement.

5.14                         Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied, or fulfilled by such party.  Without limiting the generality of the foregoing, each party agrees that BC LLC may cause performance of any of its obligations hereunder by any one or more of its Subsidiaries and, to the extent that performance by such Subsidiary(ies) satisfies the obligations of BC LLC hereunder, BC LLC shall be deemed to have fully performed such obligation.

IN WITNESS HEREOF, the parties have executed this Agreement as of date first written above.

BOISE CASCADE, L.L.C.		BOISE CASCADE CORPORATION

By	/s/ Thomas S. Souleles	By	/s/ Karen E. Gowland
Name	Thomas S. Souleles	Name	Karen E. Gowland
Title	Vice President	Title	Secretary